ITEM 6.(a)
EXHIBIT 11: COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS EXCEPT PER-SHARE DATA)


                                           Thirteen Weeks Ended
                                       Aug. 30, 1997   Aug. 31, 1996

PRIMARY EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding.....       16,960        17,672
Average additional common shares
  issuable on exercise of dilutive
  stock options (computed by use of
  the "treasury stock method", at the
  average market price)...............          618           270
                   TOTALS.............       17,578        17,942

Net income............................       $6,380        $5,489


Primary earnings per common and
  common equivalent share.............        $0.36         $0.31


FULLY DILUTED EARNINGS PER COMMON AND
  COMMON EQUIVALENT SHARE

Average common shares outstanding.....       16,960        17,672
Average additional common shares
  issuable on exercise of dilutive
  stock options (computed by use of
  the "treasury stock method", at the
  higher of period-end or average
  market price).......................          756           270
                   TOTALS.............       17,716        17,942

Net income............................       $6,380        $5,489


Fully diluted earnings per common and
  common equivalent share.............        $0.36         $0.31